SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

GUILFORD PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23736	52-1841960

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6611 Tributary Street Baltimore, Maryland	21224

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 631-6300

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

     On September 30, 2004, our Board of Directors adopted the Guilford Pharmaceuticals Inc. Compensation Plan for Outside Directors (the “Plan”). A copy of the Plan is attached as Exhibit 10.1 to this Report.

     The Plan provides that Guilford’s non-employee, independent directors (“Eligible Directors”) are entitled to an annual retainer fee of $24,000, paid in equal quarterly installments. In addition, Eligible Directors are entitled to per meeting fees as follows:

•	$2,000 for each meeting of the Board of Directors attended in person;

•	$1,000 for each meeting of the Board of Directors attended by telephone ($2,000 if the meeting relates to a major corporate action);

•	$1,500, $1,200 and $1,200, respectively, per meeting of the audit committee, the compensation committee and the nominating and governance committee, whether attended in person or by telephone; and

•	$7,500 for each meeting of the science committee, whether attended in person or by telephone.

     Also pursuant to the Plan, each Eligible Director who is chairman of a committee of the Board of Directors is entitled to an annual committee chairman fee of $7,000, $5,000 and $5,000, respectively, for chairing each of the audit committee, the compensation committee and the nominating and governance committee, and an Eligible Director that is designated as the “lead” independent director or Chairman of the Board of Directors (the “Lead Director”), is entitled to an annual retainer of $7,000.

     Annual retainer, committee chairman and “Lead Director” fees are payable in stock unit grants under Guilford’s 2002 Stock Award and Incentive Plan (the “2002 Plan”) based on the closing price of Guilford’s common stock on the NASDAQ National Market as of the last date of the relevant fiscal quarter. Similarly, fifty percent of the per meeting fee for meetings of the science committee is payable in stock units under the 2002 Plan. Eligible Directors also may elect to have any other payments prescribed under the Plan paid in stock units under the 2002 Plan in lieu of cash. All stock units are 100% vested upon the date of grant.

Item 9.01. Financial Statements and Exhibits.

     (c)

        10.01. Guilford Pharmaceuticals Inc. Compensation Plan for Outside Directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guilford Pharmaceuticals Inc.

Date: October 5, 2004	By:	/s/ Asher M. Rubin

Asher M. Rubin
Vice President, General Counsel and Secretary